JESSIE DALE MCCULLOUGH

LEASE

This Lease is entered into on July 1st, 2011, between **Naturally Advanced Technologies US Inc. located at 402-1008 Homer Street, Vancouver British Columbia Canada**, referred to as "Lessee", and **Jessie Dale McCollough**, of 303 Mingo Road, Kingstree, SC 29556, referred to as "Lessor".

RECITALS

A. Lessor is the owner of developed commercial property that she desires to lease.

B. Lessee desires to lease the property for business purposes.

SECTION ONE
GRANT OF LEASE

For and upon the terms herein set forth, Lessor hereby leases to Lessee the commercial property, owned by Lessor situated on County Camp Road, outside of the northern limits of the Town of Kingstree, State of South Carolina. The property is to be used for the purpose of processing raw flax for sale. The lease shall be for the buildings, rights-of-way, easements, and accesses to the property.

The property to be leased is that property and any improvements thereon granted to Lessor by deed of Samuel Fredis McKnight recorded in the Office of the Clerk of Court for Williamsburg County at Deed Book A342 page 295 which describes said property as follows:

> All that certain piece, parcel or lot of land lying, being and situate in the County of Williamsburg, State of South Carolina, containing One and Fifty Hundredths (1.50) acres, and more particularly shown and delineated as Lot #2 on a map made by William N. Kellahan, Jr., R.L.S., dated August 31, 1994, and recorded in the office of the Clerk of Court for Williamsburg County in Plat Book S886 at page 18, and bounded and described thereon as follows, to wit: On the North by S. 43-301 and measuring thereon Two Hundred (200.00) feet, on the East by lands of Williamsburg County and measuring thereon a distance of Three Hundred Twenty-Six and Seventy Hundredths (326.70) feet; on the South by lands of Williamsburg County and measuring thereon a distance of Two Hundred (200.00) feet; and on the West by a 50' Road as shown on said plat, and measuring there on a distance of Three Hundred Twenty-Six and Seventy Hundredths (326.70) feet, and being the identical lot of land conveyed to Samuel Fredis McKnight by the County of Williamsburg, by its deed dated October 25, 1994, and recorded in the office of the Clerk of Court for Williamsburg County in Deed Book A335 at page 222.

SECTION TWO
TERM OF LEASE

The term of this Lease shall be for one (1) year commencing on July 1, 2011 and expiring on June 30, 2012, with options to negotiate for extension

SECTION THREE
MONTHLY RENTAL

Lessee shall pay US Three thousand, three hundred dollars (US$3,300) per month for the term of the lease as rental with the first monthly payment due on or before July 5, 2011 or ten (10) days after the lease agreement is executed by the parties, whichever is earlier in time. Subsequent monthly rental payments shall be due on the fifth

day of each succeeding month.

SECTION FOUR
REAL ESTATE TAXES

The Lessor shall pay the real estate taxes levied by the County of Williamsburg or the Town of Kingstree on the property based upon the assessed valuation of the premises.

SECTION FIVE
PERSONAL PROPERTY TAXES

The Lessee shall pay any taxes levied by the state, county or town on the personal property situate in the leased building.

SECTION SIX
WATER AND SEWER CHARGES

The Lessee shall pay for all water and sewer charges assessed by the County of Williamsburg or the Town of Kingstree on the property for the term of this Lease and shall pay for all electricity and heat used on the premises.

SECTION SEVEN
LESSEE'S OBLIGATION TO REPAIR

The Lessee shall have the express obligation to make repairs to the interior of the property, except: (a) repairs required due to reasonable wear and tear; (b) repairs covered by the Lessor's obligation under Section Eight below; and (c) repairs required due to damage by fire. The Lessee shall indemnify and hold the Lessor harmless from any loss, cost or damage where the loss, cost or damage is occasioned by the Lessee, its agents, servants or employees, or by persons coming on the property at the expense or implied invitation of the Lessee.

SECTION EIGHT
LESSOR'S OBLIGATION TO REPAIR

The Lessor shall have the express obligation to make, promptly after the need arises, such repairs to the roof and structure, plumbing and electrical systems and the exterior of the building on the property, as may be necessary to keep the building in good repair and condition.

SECTION NINE
PURCHASE OPTION

A. Lessor agrees during the term of this lease, should she or her heirs decide to sell said property, the lessee will be offered first refusal at the price determined by the lessor. Lessor will notify lessee of the terms by registered mail, return receipt requested and lessee will be give ten (10) days to respond after which lessor reserves the right to consummate the sale to any other parties.

SECTION TEN
STOCK IN TRADE AND FIXTURES

The Lessee's stock in trade and fixtures on the property shall be at the sole risk of the Lessee, except to the extent that the loss, cost or damage is occasioned by the active negligence of the Lessor, its agents, servants or employees.

SECTION ELEVEN
DAMAGE BY FIRE

The Lessor agrees that no claim shall be made and that no suit or action, either at law or in equity, shall be brought by the Lessor or by any person, firm or corporation claiming by, through or under the Lessor, against the Lessee, it's successors and assigns, for any loss, cost or damage caused by or resulting from fire, of whatever origin, to the building situated on the property.

SECTION TWELVE
ALTERATIONS, ADDITIONS AND SIGNS

The Lessees shall not make any alterations or additions to the leased premises, without first obtaining the written consent of the Lessor, which consent shall not be withheld unreasonably. Lessor consents to the installation, at Lessee's sole cost and expense, of exterior signs.

SECTION THIRTEEN
SUBLEASES

Lessee may sublet any or all of the property that may be included in the subsequent lease without the prior approval of or notice to Lessor. A sublease of the premises will not relieve Lessee of any liabilities under the terms of the subsequent lease.

SECTION FOURTEEN
DAMAGE TO PREMISED BY FIRE, CASUALTY OR BY TAKING FOR PUBLIC USE

If the premises or any part shall be taken for any street or other public use or shall be destroyed or damaged by fire or other casualty, or by the action of the County of Williamsburg or the Town of Kingstree or any other public authority, after the execution of this lease and before the expiration of the term, then a just proportion of the rent due under this lease, according to the nature and extent of the taking or injury sustained by the property, or in the case of a taking, what may remain of the property, shall be paid by the Lessee to the Lessor until the premises have been put in proper condition for use and occupation by the Lessee with due diligence by Lessor and at Lessor's sole cost and expense. In case of a taking by the County of Williamsburg or the Town of Kingstree or another public authority, there shall be a permanent abatement according to the nature and extent of the portion of the premises taken. If, however, the premises or any substantial part are taken for any street or other public use, or are destroyed or substantially damaged by fire or casualty, or condemned by the action of the County of Williamsburg or the Town of Kingstree or another public authority after the execution of this lease and before the expiration of the term, then this lease shall terminate at the election of the Lessee, and such election may be made in case of any such taking or destruction notwithstanding that the entire interest of the Lessor or its representatives or assigns may have been divested by such taking. If the lease is not so terminated, then the Lessor shall proceed expeditiously to what may remain of the premises in proper and fit condition for sure by the Lessee under this lease. Should any such taking exceed Twenty-five (25%) of the lot area, as described on the attached Exhibit A, then this lease shall terminate at the election of the Lessee.

taking exceed Twenty-five (25%) of the lot area, as described on the attached Exhibit A, then this lease shall terminate at the election of the Lessee.

SECTION FIFTEEN
INSURANCE

The Lessor shall insure, at its sole expense, the building on the property against the risk of fire. The Lessee shall provide, at its sole expense, public liability insurance, including property damage coverage with a One Million ($1,000,000.00) Dollar limit, and death and personal injury coverage with One Million ($1,000,000.00) Dollar limits, and naming Lessor as additional insured. Lessee shall insure its property against loss.

SECTION SIXTEEN
LESSEE'S OBLIGATION AT THE END OF THE TERM

The Lessee shall at the expiration of the lease term peaceably yield up to the Lessor all and singular the premises in such repair as the same are in at the commencement of the lease term or may be put in by the Lessor or its representatives during the continuance of the term, except for the reasonable wear and tear of such other damage for which the obligation to repair is provided elsewhere in this lease agreement.

SECTION SEVENTEEN
REMOVAL OF FIXTURES

Within a period of thirty (30) days after the expiration of this lease, the Lessee shall have the right to remove all fixtures, trade or otherwise, which the Lessee has installed upon the property, and repair the building exterior and floor now occupied by equipment so as to restore the building to the original condition.

SECTION EIGHTEEN
COVENANTS AND AGREEMENTS

All of the covenants, agreements and conditions of this lease shall accrue to the benefit of and be binding upon the respective parties and their successors and assigns as if they were in every case expressly named.

This agreement shall be governed by the laws of the state of South Carolina.

SECTION NINETEEN
QUIET ENJOYMENT

The Lessor agrees that if the Lessee shall pay the rent and perform the covenants and agreements provided in this lease agreement, then the Lessee shall peaceably hold and enjoy the rented premises without hindrance or interruption by the Lessor or by any other person or persons.

Subject to the following sentence, Lessor shall only enter the building for the purpose of performing necessary repairs (including showing the property to prospective contractors or workers who would do such work) or to show the property to prospective purchasers, mortgagees, or tenants. Lessor shall not enter the building, except in an emergency, without reasonable prior notice to the Lessee and then only if accompanied by an authorized representative of Lessee.

SECTION TWENTY
NOTICES

All notices, demands and requests to be given under this agreement by either party shall be in writing and must be sent by registered or certified mail, postage prepaid, and shall be deemed properly given if tendered at the address fist above set forth of the party intended to be notified or at such other address as either party shall designate by written notice to the other. If there is more than one Lessor then any notice, demand or request sent or payment made to any one of them shall be construed to be sent or made to all of them.

SECTION TWENTY-ONE
CURING DEFAULTS

If either party is required to perform or comply with any agreement or provision of this lease and fails to do so within the time provided (or if no time is provided then within thirty (30) days after written demand for compliance is received by either party from the other, unless such default is or such a nature that it cannot be completely cured within the thirty (30) day period but the curing of such default has been commenced within the thirty (30) day period and is continued with reasonable diligence), then, in each such case, upon the expiration of the time provided in this Section for the performance or compliance or for the curing of same, the party demanding compliance may perform and comply for the account and at the expense of the party failing to do so; and the party failing to do so immediately upon receipt of an itemized invoice of the cost and expense, agrees to promptly pay the reasonable cost and expense incurred by the other party, with interest at the rate of twelve percent (12%) per annum to the date payment is received. Should the Lessee be the party failing to make such payment, the cost and expense shall be charged to Lessee as additional rent, which shall be paid by the Lessee on the next rent payment date following the date of receipt by Lessee of such invoice, and in the event such additional rent is not paid when due, it may be collected in the same manner as is provided in this lease for the collection of rent. Should the Lessor be the party failing to make such payment to the lessee, then the Lessee, without impairing or affecting any other of its rights, shall have the right to withhold payment of all rent, and additional rent if any, until Lessee has recouped all such costs and expenses, with interest, to the date full payment is received. In any such case if Lessor is in default, Lessee, without impairing or affecting any other rights its may have for damages or otherwise, shall have the right to cancel and terminate this lease by giving written notice of Lessee's election to do so; and upon giving such notice the term of this lease shall cease and come to an end as of the date set forth in the notice, with the same force and effect as if the date set forth were the date originally fixed for the termination of the term and of any extended term of this lease. IN computing the time within which either party is required to comply with any covenant, agreement or provision of this lease, there shall be excluded periods of reasonable delay on account of wars, labor troubles, Acts of God and other unavoidable delays.

SECTION TWENTY-TWO
ATTORNEY'S FEES

In the event that any action is filed in relation to this agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all amounts that either party may be called on to pay, a reasonable sum for the successful party's attorneys' fees.

SECTION TWENTY-THREE
ENTIRE AGREEMENT

This agreement shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this agreement.

SECTION TWENTY-FOUR
MODIFICATION OF AGREEMENT

Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in a writing signed by each party or an authorized representative of each party.

SECTION TWENTY-FIVE
PARAGRAPH HEADINGS

The titles of the paragraphs of this agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this agreement.

In witness, each party to this agreement has caused it to be executed this ___ day of June, 2011

Jessie Dale McCollough
Lessor: Jessie Dale McCollough

WITNESSES AS TO MCCOLLOUGH
Stella E Lee
Name: Stella E Lee

Lessee:
Naturally Advanced Technologies US Inc

By: [signature]
Jason Finnis, C.O.O.

Witness as to Finnis
G L Prevost
Name: GUY PREVOST